Exhibit 12

NORTHERN STATES POWER COMPANY - MINNESOTA (CONSOLIDATED)

STATEMENT OF COMPUTATION OF

RATIO OF EARNINGS TO FIXED CHARGES

Thousands of Dollars

	Sept. 30,	Dec. 31,
	2007	2006	2005	2004	2003	2002
Earnings as defined:

Pretax income	$358,629	$399,916	$349,527	$324,887	$269,466	$308,363
Add: Fixed charges	146,652	176,169	158,352	150,610	153,352	132,830
Earnings as defined	$505,281	$576,085	$507,879	$475,497	$422,818	$441,193

Fixed charges:
Interest charges	$146,652	$176,169	$158,352	$150,610	$144,165	$117,080
Distributions on redeemable preferred securities of subsidiary trust	—	—	—	—	9,187	15,750
Total fixed charges	$146,652	$176,169	$158,352	$150,610	$153,352	$132,830

Ratio of earnings to fixed charges	3.4	3.3	3.2	3.2	2.8	3.3

Xcel Energy

Pro-Forma Statement of Computation of Ratio of Earnings to Fixed Charges

 6.50% Coupon Proposed Shelf Interest

Thousands of Dollars

		Without
		Mankato
	9/30/07	9/30/07
Earnings:

Income from continuing operations	$220,333	$220,333

Add:
Income Taxes	138,296	138,296
Fixed charges	146,652	139,908
Deduct:
Undistributed equity in earnings of unconsolidated affiliates	—	—
Earnings	$505,281	$498,537

Fixed charges:

Interest charges, excluding AFC - debt, per statement of income	146,652	139,908
Distributions on redeemable preferred securities of subsidiary trust	—	—
Total fixed charges	$146,652	$139,908

Ratio of earnings to fixed charges	3.445	3.563

	2006	2007	2008	2009	2010	2011	Thereafter	Total
Equipment Rental - JDE 723130
NSP-MN	1,167,538	0	0	0	0	0	0	1,167,538
NSP-WI	164,741	0	0	0	0	0	0	164,741
PSCO	1,569,479	0	0	0	0	0	0	1,569,479
SPS	702,128	0	0	0	0	0	0	702,128
Other	1,656	0	0	0	0	0	0	1,656

Fleet Vehicles/Heavy Equip.
NSP-MN	8,894,388	2,007,898	0	0	0	0	0	10,902,285
NSP-WI	1,696,660	246,539	0	0	0	0	0	1,943,199
PSCO	2,483,747	328,797	0	0	0	0	0	2,812,544
SPS	1,641,817	276,365	0	0	0	0	0	1,918,182

BLC Learjets
NSP-MN	586,793	0	0	0	0	0	0	0	0.39
NSP-WI	90,276	0	0	0	0	0	0	0	0.06
PSCO	541,656	0	0	0	0	0	0	0	0.36
SPS	210,644	0	0	0	0	0	0	0	0.14
Other	75,230	0	0	0	0	0	0	0	0.05
Total	1,504,599	0	0	0	0	0	0	0	1

Generating Facilities
NSP-MN	13,049,882	28,610,160	29,043,780	29,477,400	29,911,020	30,344,640	473,942,280	634,379,162

Railcars - PSCO & MN
PSCO	7,460,554	7,720,460	7,471,160	7,471,160	7,471,160	7,471,160	34,045,187	71,650,290
NSP-MN	5,833,186	5,834,385	5,834,385	5,653,815	3,934,367	2,401,114	6,141,038	29,799,105

Real Estate Leases
NSP-MN	4,792,491	158,476	82,164	77,958	68,400	68,400	0	455,398	0.39
NSP-WI	664,626	78,326	78,702	58,407	9,729	9,924	0	235,088	0.05
PSCO	5,024,855	729,049	676,243	646,929	575,555	389,921	0	3,017,697	0.37
SPS	1,678,917	35,638	26,321	16,724	11,700	0	0	90,383	0.14
Other	586,671	11,378,734	10,013,335	10,064,175	9,953,574	8,864,414	32,188,123	82,462,356	0.05
Total Xcel Energy Services	11,733,421
Total	12,747,559	12,380,223	10,876,765	10,864,193	10,618,958	9,332,659	32,188,123

Grand Total	58,917,933	57,404,827	53,226,091	53,466,568	51,935,505	49,549,574	546,316,629

NSP-MN	34,324,277	36,610,919	34,960,329	35,209,173	33,913,787	32,814,154	480,083,318
NSP-WI	2,616,302	324,865	78,702	58,407	9,729	9,924	0
PSCo	17,080,291	8,778,307	8,147,404	8,118,089	8,046,715	7,861,082	34,045,187
SPS	4,233,506	312,002	26,321	16,724	11,700	0	0

	With Mankato
	2006	2007
	34,324,277	36,610,919
multiply by imputed interest rate (annual)	31.43%	31.43%
	10,788,120	11,506,812
Nine Months (9/12)		75.00%
With Mankato		8,630,109

	Without Mankato
	2006	2007
	34,324,277	36,610,919
	(13,049,882)	(28,610,160)
	21,274,396	8,000,759
multiply by imputed interest rate (annual)	31.43%	31.43%
	6,686,543	2,514,639
Nine Months (9/12)		75.00%
With Mankato		1,885,979